EXHIBIT 21


                            LIST OF SUBSIDIARIES

     The Partnership was a limited partner in Adams/Wabash Limited Partnership, an Illinois limited partnership. Adams/Wabash Limited Partnership held title to the Adams/Wabash Self Park.

     Reference is made to the Notes to Financial Statements filed with this annual report for a summary description of the terms of such partnership agreement. The Partnership's interest in the foregoing joint venture partnership and the results of its operations are included in the Consolidated Financial Statements of the Partnership filed with this annual report.